Exhibit 3.4

CERTIFICATE OF AMENDMENT

TO THE CERTIFICATE OF INCORPORATION

OF

FS DEVELOPMENT CORP. II

February 5, 2021

FS Development Corp. II, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

1. The name of the Corporation is “FS Development Corp. II.” The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on August 21, 2020 (the “Original Certificate”).

2. That ARTICLE IV of the Original Certificate shall be amended by deleting Section 4.1 thereof in its entirety and inserting in its place Section 4.1 to read as follows (the “Amendment”):

“Section 4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 111,000,000 shares, consisting of (a) 110,000,000 shares of common stock (the “Common Stock”), including (i) 100,000,000 shares of Class A common stock (the “Class A Common Stock”), and (ii) 10,000,000 shares of Class B common stock (the “Class B Common Stock”), and (b) 1,000,000 shares of preferred stock (the “Preferred Stock”).

Effective February 5, 2021 (the “Effective Time”), each issued share of Class B Common Stock of the Corporation that is outstanding immediately prior to the Effective Time shall be converted into one and one-half issued and outstanding shares of Class B Common Stock, without further action on the part of the Corporation or the holders thereof and whether or not certificates representing such shares are surrendered for cancellation.”

3. This Amendment has been duly adopted pursuant to the provisions of Section 228 and 242 of the General Corporation Law of the State of Delaware.

4. This Amendment shall become effective on the date of filing with the Secretary of State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Incorporation of the Corporation to be executed on its behalf as of the date first set forth above.

FS DEVELOPMENT CORP. II

By:	/s/ Dennis Ryan
Name:	Dennis Ryan
Title:	Chief Financial Officer